Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

jharkins@sallybeauty.com

Sally Beauty Holdings Reports Third Quarter Fiscal 2022 Results

Q3 GAAP Diluted EPS of $0.43; Adjusted Diluted EPS of $0.55

Q3 GAAP Operating Margin of 10.3%; Adjusted Operating Margin of 10.5%

Updated Fiscal 2022 Guidance

DENTON, Texas, August 4, 2022 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”), the leader in professional hair color, today announced financial results for its third quarter ended June 30, 2022. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results and its business.

Fiscal 2022 Third Quarter Summary

•	Consolidated net sales of $961 million, a decrease of 6.0% compared to the prior year, with a comparable sales decrease of 3.6%;
•	Global e-commerce sales of $81 million, representing 8.4% of net sales;
•	Gross margin increased 70 basis points to 51.0%;
•	GAAP operating earnings of $99 million and GAAP operating margin of 10.3%, Adjusted Operating Earnings of $101 million and Adjusted Operating Margin of 10.5%;
•	GAAP diluted net earnings per share of $0.43 and Adjusted Diluted Net Earnings Per Share of $0.55; and
•	Completed full repayment of $300 million of 8.75% senior secured notes.

“During the third quarter, we delivered healthy gross margins of 51% and adjusted operating margin of 10.5% despite the challenging macro backdrop,” said Denise Paulonis, president and chief executive officer. “Our teams executed well amidst continued inflationary and supply chain pressures that impacted topline performance. We are pleased that our strong financial position allowed us to continue investing for growth while completing the full repayment of $300 million of our 8.75% senior secured notes in the quarter. With a healthy balance sheet, a strong operating infrastructure and a sticky core customer, we are well positioned to continue navigating the complex macro environment and remain focused on our four key growth pillars.”

Fiscal 2022 Third Quarter Operating Results

Third quarter consolidated net sales were $961.5 million, a decrease of 6.0% compared to the prior year. Comparable sales decreased 3.6%, driven primarily by continued inflationary pressures, supply chain challenges and the difficult comparison to last year. The Company was operating 149 fewer stores at the end of the quarter compared to the prior year. Foreign currency translation had an unfavorable impact of

130 basis points on consolidated net sales for the quarter. Global e-commerce sales were $81 million or 8.4% of consolidated net sales for the quarter.

Consolidated gross profit for the third quarter was $490.2 million compared to $514.4 million in the prior year, a decrease of 4.7%. Consolidated gross margin was 51.0%, an increase of 70 basis points compared to 50.3% in the prior year, driven primarily by higher product margins at both Sally Beauty and Beauty Systems Group, partially offset by higher distribution and freight costs.

Selling, general and administrative (SG&A) expenses totaled $391.0 million, up $4.5 million compared to the prior year period. Adjusted Selling, General and Administrative Expenses, excluding COVID-19 related net expenses in both the 2022 and 2021 quarters, were $389.7 million, up $4.0 million compared to the prior year. Increased labor costs were partially offset by lower accrued bonus, variable, and advertising expenses. As a percentage of sales, Adjusted SG&A expenses were 40.5% compared to 37.7% in the prior year.

GAAP operating earnings and operating margin in the third quarter were $99.2 million and 10.3%, compared to $127.4 million and 12.5%, in the prior year. Adjusted Operating Earnings and Operating Margin, excluding COVID-19 related net expenses and the Company’s previously announced restructuring efforts in both the 2022 and 2021 quarters, were $100.6 million and 10.5%, compared to $128.7 million and 12.6%, in the prior year.

GAAP net earnings in the third quarter were $46.6 million, or $0.43 per diluted share, compared to GAAP net earnings of $76.2 million, or $0.66 per diluted share in the prior year. Adjusted Net Earnings, excluding COVID-19 related net expenses, the Company’s previously announced restructuring efforts and the loss on extinguishment of debt, were $59.8 million, or $0.55 per diluted share, compared to Adjusted Net Earnings of $78.0 million, or $0.68 per diluted share in the prior year. Adjusted EBITDA in the third quarter was $128.3 million, a decrease of 18.0% compared to the prior year, and Adjusted EBITDA Margin was 13.3%, a decrease of 200 basis points compared to the prior year.

Balance Sheet and Cash Flow

As of June 30, 2022, the Company had cash and cash equivalents of $101 million and an outstanding balance of $167 million under its asset-based revolving line of credit. At the end of the quarter, inventory was $1.01 billion, up 8.5% versus a year ago. Third quarter cash flow from operations was $52.0 million. Capital expenditures in the quarter totaled $23.1 million.

In the third quarter, the Company used excess cash and a loan advance under its revolving line of credit to fund the full repayment of $300 million outstanding under its 8.75% senior secured notes. Additionally, the Company ended the quarter with a net debt leverage ratio of 2.2x.

Fiscal 2022 Third Quarter Segment Results

Sally Beauty Supply

•

Segment net sales were $551.7 million in the quarter, a decrease of 8.5% compared to the prior year. The segment had an unfavorable impact of 200 basis points from foreign currency translation on reported sales and operated 143 fewer stores at the end of the quarter compared to the prior year. Segment e-commerce sales were $33 million or 6.0% of segment net sales for the quarter.

•	Segment comparable sales decreased 5.0% in the third quarter. The Sally Beauty businesses in the U.S. and Canada represented 79% of segment net sales for the quarter and had a comparable sales decrease of 6.3%, primarily reflecting inflationary pressures that impacted consumer behavior and the lapping of last year’s strong reopening demand.
•	At the end of the quarter, net store count was 3,468.
•	Gross margin increased by 60 basis points to 58.5% compared to the prior year. The increase was primarily driven by pricing leverage partially offset by higher distribution and freight costs.
•	GAAP operating earnings were $88.8 million compared to $116.8 million in the prior year, representing a decrease of 24.0%. GAAP operating margin decreased to 16.1% compared to 19.4% in the prior year.

Beauty Systems Group

•

Segment net sales were $409.7 million in the quarter, a decrease of 2.4% compared to the prior year. The segment operated 6 fewer stores at the end of the quarter compared to the prior year and had an unfavorable impact of 30 basis points on reported sales from foreign currency translation. Segment e-commerce sales were $48 million or 11.6% of segment net sales for the quarter.

•	Segment comparable sales decreased 1.6% in the third quarter, primarily reflecting continued supply chain challenges and the lapping of last year’s strong reopening demand.
•	At the end of the quarter, net store count was 1,361.
•	Gross margin increased 150 basis points to 40.9% in the quarter compared to the prior year, driven primarily by pricing leverage partially offset by higher distribution and freight costs.
•

GAAP operating earnings were $56.1 million in the quarter, an increase of 1.5% compared to $55.3 million in the prior year. GAAP operating margin in the quarter was 13.7% compared to 13.2% in the prior year.

•	At the end of the quarter, there were 700 distributor sales consultants compared to 724 in the prior year.

Fiscal Year 2022 Guidance

The Company is updating its full year guidance to reflect continued inflationary pressures and the unfavorable impact from foreign currency exchange rates. For full year fiscal 2022, the Company is providing the following guidance:

•

Net sales are expected to decline by approximately 2% compared to the prior year. This includes an unfavorable impact from foreign currency exchange rates of approximately 70 basis points on full year guidance and reflects incremental impact in the third quarter and anticipated impact in the fourth quarter compared to prior net sales guidance;

•	Net store count is expected to decrease by 90 stores, reflecting the Company’s focus on optimizing its store portfolio;
•	GAAP gross margin is expected to expand by approximately 70 basis points compared to the prior year;
•	Adjusted Gross Margin is expected to expand by approximately 50 basis points compared to the prior year;
•	GAAP operating margin is expected to be approximately 10.3%; and
•	Adjusted Operating Margin is expected to be approximately 10.5%.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time today, August 4, 2022. During the conference call, the

Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (844) 867-6169 (International: (409) 207-6975) and referencing the access code 3091820#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. In addition, a supplemental slide presentation may be viewed during the call at the following link SBH Q3 Earnings Presentation and entering the event password K74WrAU6Mnz. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, August 4, 2022, through August 18, 2022, by dialing (866) 207-1041 (International: (402) 970-0847) and referencing access code 2354020#. Also, a website replay will be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. Sally Beauty Supply stores offer up to 7,000 products for hair color, hair care, nails, and skin care through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and L’Oreal®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and Olaplex®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties related to COVID-19, and its continuing impact on the economy and those described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2021. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted Gross Margin; (2) Adjusted Selling, General and Administrative Expenses; (3) Adjusted EBITDA and EBITDA Margin; (4) Adjusted Operating Earnings and Operating Margin; (5) Adjusted Net Earnings; (6) Adjusted Diluted Net Earnings Per Share; and (7) Operating Free Cash Flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted Gross Margin – We define the measure Adjusted Gross Margin as GAAP gross margin excluding the write-down of COVID-19 related personal protective equipment inventory for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses excluding COVID-19 net expenses and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously announced restructuring plans, COVID-19 related net expenses and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s previously announced restructuring plans, net expenses related to COVID-19 and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude tax-effected costs related to the Company’s previously announced restructuring plans, tax-effected net expenses related to COVID-19, tax-effected expenses related to the loss on debt extinguishment, and tax-effected other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s previously announced restructuring plans, tax-effected net expenses related to COVID-19, tax-effected expenses related to the loss on debt extinguishment and tax-effected other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net).  We believe Operating Free

Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-4
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and
Operating Free Cash Flow
Store Count and Comparable Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2022	2021	Percentage Change	2022	2021	Percentage Change
Net sales	$961,467	$1,022,387	(6.0)%	$2,853,105	$2,884,737	(1.1)%
Cost of products sold	471,259	507,981	(7.2)%	1,397,436	1,432,378	(2.4)%
Gross profit	490,208	514,406	(4.7)%	1,455,669	1,452,359	0.2%
Selling, general and administrative expenses	390,961	386,481	1.2%	1,156,082	1,143,738	1.1%
Restructuring	44	508	(91.3)%	1,143	1,371	(16.6)%
Operating earnings	99,203	127,417	(22.1)%	298,444	307,250	(2.9)%
Interest expense	35,977	23,452	53.4%	76,113	73,313	3.8%
Earnings before provision for income taxes	63,226	103,965	(39.2)%	222,331	233,937	(5.0)%
Provision for income taxes	16,659	27,759	(40.0)%	60,117	62,228	(3.4)%
Net earnings	$46,567	$76,206	(38.9)%	$162,214	$171,709	(5.5)%

Earnings per share:
Basic	$0.44	$0.68	(35.3)%	$1.48	$1.52	(2.6)%
Diluted	$0.43	$0.66	(34.8)%	$1.46	$1.50	(2.7)%

Weighted average shares:
Basic	106,940	112,739		109,238	112,605
Diluted	108,526	114,927		110,907	114,274

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	51.0%	50.3%	70	51.0%	50.3%	70
Selling, general and administrative expenses	40.7%	37.8%	290	40.5%	39.6%	90
Consolidated operating margin	10.3%	12.5%	(220)	10.5%	10.7%	(20)
Effective tax rate	26.3%	26.7%	(40)	27.0%	26.6%	40

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2022	September 30, 2021
Cash and cash equivalents	$101,318	$400,959
Trade and other accounts receivable	67,373	66,581
Inventory	1,014,622	871,349
Other current assets	59,806	44,686
Total current assets	1,243,119	1,383,575
Property and equipment, net	289,814	307,377
Operating lease assets	549,493	537,673
Goodwill and other intangible assets	583,533	596,741
Other assets	19,907	21,766
Total assets	$2,685,866	$2,847,132

Current maturities of long-term debt	$167,169	$194
Accounts payable	279,359	291,632
Accrued liabilities	165,996	206,155
Current operating lease liabilities	159,452	156,234
Income taxes payable	2,985	10,666
Total current liabilities	774,961	664,881
Long-term debt, including capital leases	1,083,924	1,382,530
Long-term operating lease liabilities	421,072	404,147
Other liabilities	16,781	29,056
Deferred income tax liabilities, net	93,257	85,777
Total liabilities	2,389,995	2,566,391
Total stockholders’ equity	295,871	280,741
Total liabilities and stockholders’ equity	$2,685,866	$2,847,132

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
	2022	2021	Percentage Change	2022	2021	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$551,725	$602,681	(8.5)%	$1,639,040	$1,693,015	(3.2)%
Beauty Systems Group ("BSG")	409,742	419,706	(2.4)%	1,214,065	1,191,722	1.9%
Total net sales	$961,467	$1,022,387	(6.0)%	$2,853,105	$2,884,737	(1.1)%

Operating earnings:
SBS	$88,792	$116,784	(24.0)%	$270,355	$311,975	(13.3)%
BSG	56,067	55,265	1.5%	160,621	151,680	5.9%
Segment operating earnings	144,859	172,049	(15.8)%	430,976	463,655	(7.0)%

Unallocated expenses (1)	45,612	44,124	3.4%	131,389	155,034	(15.3)%
Restructuring	44	508	(91.3)%	1,143	1,371	(16.6)%
Interest expense	35,977	23,452	53.4%	76,113	73,313	3.8%
Earnings before provision for income taxes	$63,226	$103,965	(39.2)%	$222,331	$233,937	(5.0)%

Segment gross margin:	2022	2021	Basis Point Change	2022	2021	Basis Point Change
SBS	58.5%	57.9%	60	58.6%	58.0%	60
BSG	40.9%	39.4%	150	40.8%	39.5%	130
Segment operating margin:
SBS	16.1%	19.4%	(330)	16.5%	18.4%	(190)
BSG	13.7%	13.2%	50	13.2%	12.7%	50
Consolidated operating margin	10.3%	12.5%	(220)	10.5%	10.7%	(20)

(1)	Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30, 2022
	As Reported (GAAP)	COVID-19 (1)	Restructuring (2)	Loss on Debt Extinguishment (3)	As Adjusted (Non-GAAP)
Cost of products sold	$471,259	$—	$—	$—	$471,259
Consolidated gross margin	51.0%				51.0%
Selling, general and administrative expenses	390,961	(1,304)	—	—	389,657
SG&A expenses, as a percentage of sales	40.7%				40.5%
Operating earnings	99,203	1,304	44	—	100,551
Operating margin	10.3%				10.5%
Earnings before provision for income taxes	63,226	1,304	44	16,439	81,013
Provision for income taxes (4)	16,659	335	(25)	4,225	21,194
Net earnings	$46,567	$969	$69	$12,214	$59,819

Earnings per share:
Basic	$0.44	$0.01	$0.00	$0.11	$0.56
Diluted	$0.43	$0.01	$0.00	$0.11	$0.55

	Three Months Ended June 30, 2021
	As Reported (GAAP)	COVID-19 (1)	Restructuring (2)		As Adjusted (Non-GAAP)
Cost of products sold	$507,981	$—	$—		$507,981
Consolidated gross margin	50.3%				50.3%
Selling, general and administrative expenses	386,481	(824)	—		385,657
SG&A expenses, as a percentage of sales	37.8%				37.7%
Operating earnings	127,417	824	508		128,749
Operating margin	12.5%				12.6%
Earnings before provision for income taxes	103,965	824	508		105,297
Provision for income taxes (4)	27,759	(550)	86		27,295
Net earnings	$76,206	$1,374	$422		$78,002

Earnings per share:
Basic	$0.68	$0.01	$0.00		$0.69
Diluted	$0.66	$0.01	$0.00		$0.68

(1)

For the three months ended June 30, 2022, COVID-19-related expense is comprised of disposal costs for obsolete personal-protective equipment inventory ("PPE"). For the three months ended June 30, 2021, COVID-19 expenses primarily represents donation expense related to the personal-protective equipment inventory of $1.9 million, partially offset by wage and rent subsidies provided by the Canadian government of $1.1 million.

(2)

For three months ended June 30, 2022, restructuring represents costs and expenses incurred primarily in connection with the Transformation Plan. For the three months ended June 30, 2021, restructuring represents costs and expenses incurred primarily in connection with the Transformation Plan and Project Surge.

(3)

For three months ended June 30, 2022, loss on debt extinguishment relates to the repayment of our 8.750% Senior Secured Second Lien Notes due 2025, which included a redemption premium of $13.1 million and the write-off of unamortized deferred financing costs of $3.3 million included in interest expense.

(4)

The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended June 30, 2022
	As Reported	COVID-19 (1)	Restructuring and other (2)	Loss on Debt Extinguishment (3)	As Adjusted (Non-GAAP)
Cost of products sold	$1,397,436	$(2,841)	$—	$—	$1,394,595
Consolidated gross margin	51.0%				51.1%
Selling, general and administrative expenses	1,156,082	(3,382)	(1,546)	—	1,151,154
SG&A expenses, as a percentage of sales	40.5%				40.3%
Operating earnings	298,444	6,223	2,689	—	307,356
Operating margin	10.5%				10.8%
Earnings before provision for income taxes	222,331	6,223	2,689	16,439	247,682
Provision for income taxes (4)	60,117	1,728	(1,829)	4,225	64,241
Net earnings	$162,214	$4,495	$4,518	$12,214	$183,441

Earnings per share:
Basic	$1.48	$0.04	$0.04	$0.11	$1.68
Diluted	$1.46	$0.04	$0.04	$0.11	$1.65

	Nine Months Ended June 30, 2021
	As Reported	COVID-19 (1)	Restructuring (2)		As Adjusted (Non-GAAP)
Cost of products sold	$1,432,378	$(6,957)	$—		$1,425,421
Consolidated gross margin	50.3%				50.6%
Selling, general and administrative expenses	1,143,738	(29,753)	—		1,113,985
SG&A expenses, as a percentage of sales	39.6%				38.6%
Operating earnings	307,250	36,710	1,371		345,331
Operating margin	10.7%				12.0%
Earnings before provision for income taxes	233,937	36,710	1,371		272,018
Provision for income taxes (4)	62,228	8,648	263		71,139
Net earnings	$171,709	$28,062	$1,108		$200,879

Earnings per share:
Basic	$1.52	$0.25	$0.01		$1.78
Diluted	$1.50	$0.25	$0.01		$1.76

(1)

For the nine months ended June 30, 2022, COVID-19-related expense is comprised of obsolete PPE included in costs of products sold of $2.8 million as well as costs associated with the disposal of the obsolete PPE, vaccinations and testing in selling, general and administrative expenses. For the nine months ended June 30, 2021, COVID-19 expenses comprised of a write-down of $7.0 million for PPE in costs of products sold and $33.0 million in selling, general and administrative expenses related to donation expense in connection with the PPE, partially offset by wage and rent subsidies provided by the Canadian government of $3.3 million.

(2)

For the nine months ended June 30, 2022, restructuring and other represents costs and expenses incurred primarily in connection with the Transformation Plan and cancelled debt offering during the period. For the nine months ended June 30, 2021, restructuring represents costs and expenses incurred primarily in connection with the Transformation Plan and Project Surge.

(3)	For the nine months ended June 30, 2022, loss on debt extinquishment relates to the repayment of our 8.750% Senior Secured Second Lien Notes due 2025.
(4)

The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized. Additionally, for the nine months ended June 30, 2022, provision for income taxes includes the impact of a deferred tax asset write-down related to expired options in connection with the Transformation Plan.

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended June 30,			Nine Months Ended June 30,
Adjusted EBITDA:	2022	2021	Percentage Change	2022	2021	Percentage Change
Net earnings	$46,567	$76,206	(38.9)%	$162,214	$171,709	(5.5)%
Add:
Depreciation and amortization	24,890	25,145	(1.0)%	73,361	78,090	(6.1)%
Interest expense	35,977	23,452	53.4%	76,113	73,313	3.8%
Provision for income taxes	16,659	27,759	(40.0)%	60,117	62,228	(3.4)%
EBITDA (non-GAAP)	124,093	152,562	(18.7)%	371,805	385,340	(3.5)%
Share-based compensation	2,876	2,617	9.9%	8,866	8,158	8.7%
Restructuring and other	44	508	(91.3)%	2,689	1,371	96.1%
COVID-19	1,304	824	58.3%	6,223	36,710	(83.0)%
Adjusted EBITDA (non-GAAP)	$128,317	$156,511	(18.0)%	$389,583	$431,579	(9.7)%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	13.3%	15.3%	(200)	13.7%	15.0%	(130)

Operating Free Cash Flow:	2022	2021	Percentage Change	2022	2021	Percentage Change
Net cash provided by operating activities	$52,000	$86,172	(39.7)%	$49,227	$217,728	(77.4)%
Less:
Payments for property and equipment, net	23,125	17,804	29.9%	67,234	44,899	49.7%
Operating free cash flow (non-GAAP)	$28,875	$68,368	(57.8)%	$(18,007)	$172,829	(110.4)%

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Comparable Sales

(Unaudited)

	As of June 30,
	2022	2021	Change
Number of stores:
SBS:
Company-operated stores	3,467	3,603	(136)
Franchise stores	1	8	(7)
Total SBS	3,468	3,611	(143)
BSG:
Company-operated stores	1,229	1,234	(5)
Franchise stores	132	133	(1)
Total BSG	1,361	1,367	(6)
Total consolidated	4,829	4,978	(149)

Number of BSG distributor sales consultants	700	724	(24)

BSG distributor sales consultants (DSC) include 187 and 191 sales consultants employed by our franchisees at June 30, 2022 and 2021, respectively.

	Three Months Ended June 30,			Nine Months Ended June 30,
	2022	2021	Basis Point Change	2022	2021	Basis Point Change
Comparable sales growth (decline):
SBS	(5.0)%	43.1%	(4,810)	(0.5)%	11.8%	(1,235)
BSG	(1.6)%	43.0%	(4,455)	2.6%	12.0%	(941)
Consolidated	(3.6)%	43.1%	(4,670)	0.8%	11.9%	(1,110)

Our comparable sales include sales from stores that have been operating for 14 months or longer as of the last day of a month and e-commerce revenue. Additionally, our comparable sales include sales to franchisees and full service sales. Our comparable sales excludes the effect of changes in foreign exchange rates and sales from stores relocated until 14 months after the relocation. Revenue from acquisitions are excluded from our comparable sales calculation until 14 months after the acquisition.